LINCOLN ELECTRIC HOLDINGS, INC.


Power of Attorney
To Sign and
File Section 16 and Rule 144 Reporting Forms



	THE UNDERSIGNED,
George H. Walls, Jr., a Director of Lincoln Electric Holdings, Inc. hereby constitutes and appoints H. Jay Elliott or Frederick G. Stueber, as his or her attorney-in-fact to sign and file on the undersigned's behalf (i) any and all forms and reports required under Section 16 of the Securities Exchange Act of 1934, including all Forms 3, 4 and 5, relating to Lincoln's equity securities and (ii) any and all notices required by Rule 144 under the Securities Act of 1933 with respect to the sale of shares of Lincoln's equity securities. This power of attorney shall remain valid, unless revoked in writing, for as long as the undersigned serves as a Director of Lincoln or until the reporting obligation ceases (whichever first occurs).


	IN WITNESS WHEREOF, the undersigned hereunto places his or her hand.








						  /s/ George H. Walls, Jr.
			  			  George
H. Walls, Jr.



Date:  December 5, 2003